Exhibit 99a

PRESS RELEASE DATED APRIL 15, 2003

DATE - April 15, 2003

Touch America Announces Delay in Filing Annual Report

Butte, Montana - Touch America Holdings, Inc. announced today that it would delay filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 with the Securities and Exchange Commission.

The company had previously filed for an extension of the time to file its Annual Report on Form 10-K pursuant to Rule 12b-25 under the Securities Exchange Act of 1934, as amended, but it has since determined that it will be unable to comply with the rule's filing deadline of April 15, 2003.

As reported in the company's Form 8-K filed on March 27, 2003, the arbitrator issued an Interim Opinion and Award in the arbitration between Touch America and Qwest Communications Corporation finding that Touch America owes Qwest $59.6 million. The delay in filing its Annual Report on Form 10-K is necessary so the company can properly assess and report the impact of the Interim Opinion and Award, which is expected to result in a non-cash charge of approximately $135 million, on its audited financial statements. In addition, Touch America anticipates recording a non-cash impairment charge of long-lived fiber-optic assets of approximately $827 million. The company plans to file its Annual Report on Form 10-K as soon as possible.

About Touch America

Touch America, Inc. is a broadband fiber-optic network and product and services telecommunications company, providing customized voice, data and video transport, as well as Internet services, to wholesale and business customers. The company provides the latest in IP, ATM and Frame Relay protocols and private line services for transporting information with speed, privacy and convenience. Touch America has approximately 400 employees in 14 states and the District of Columbia. Touch America, Inc. is the telecommunications operating subsidiary of Touch America Holdings, Inc. More information can be found at www.tamerica.com.

Forward-looking information is subject to risk and uncertainty. Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.